CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 for Interim Health Care of Wyoming, Inc. of our report dated May 4, 2012 , relating to the December 31, 2011, 2010 and 2009 financial statements of Interim Health Care of Wyoming, Inc., which appears in such Form S-1. We also consent to the reference to us under the heading "Experts".

Gregory & Associates, LLC

GREGORY & ASSOCIATES, LLC

Salt Lake City, Utah
May 8, 2012